EXPENSE LIMITATION AGREEMENT
     This EXPENSE LIMITATION AGREEMENT is made as of the 30th day of June, 2006 by and among Mercantile Absolute Return Fund LLC (the “Company”), Mercantile Absolute Return Master Fund LLC (the “Master Fund”) and Mercantile Capital Advisors, Inc. (the “Manager”) with respect to the following:
     WHEREAS, the Company invests all or substantially all of its investable assets in the Master Fund;
     WHEREAS, the Manager serves as the investment manager to the Master Fund pursuant to the Investment Management Agreements between (i) the Master Fund and the Manager and (ii) the Company and the Manager, each dated as of the date hereof (the “Investment Management Agreements”), whereby the Manager provides the Master Fund with certain investment management and advisory services in return for fees;
     WHEREAS, the Manager also serves as the administrator to each of the Company and the Master Fund pursuant to the Administration Agreements between (i) the Master Fund and the Manager and (ii) the Company and the Manager, each dated as of May 1, 2006, whereby the Manager provides the Master Fund and the Company with certain administrative services in return for fees; and
     WHEREAS, the Manager desires to waive its fees and/or reimburse expenses of the Company as may from time to time be necessary as provided herein;
     NOW, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:
1.	The Manager agrees to waive its fees and/or reimburse expenses to the extent necessary so that the ordinary annual operating expenses of the Company do not exceed the percentage of average daily net assets set forth on Exhibit A for an initial two-year period from the date of this Expense Limitation Agreement (the “Initial Period”) and thereafter as set forth in Item 2 below. For the purposes of this Expense Limitation Agreement, ordinary operating expenses for the Company shall consist of costs not specifically borne by the Manager, including investment management and administration fees, fees for necessary professional services, amortization of organizational expenses and costs associated with regulatory compliance and maintaining legal existence and shareholder relations, but excluding: (a) transactions costs; (b) interest charges on fund borrowings; (c) taxes; (d) litigation and indemnification costs; (e) incentive fees paid by the Company to the Manager; and (f) extraordinary expenses. Extraordinary expenses are those that are unusual or expected to recur only infrequently, including, but not limited to (i) expenses of the reorganization, restructuring or merger of the Company or the acquisition of all or substantially all of the assets of another fund or class; (ii) expenses of holding, and soliciting proxies for, a meeting of members of the Company (except to the extent relating to routine items such as the election of trustees or the approval of independent public accountants); and (iii) expenses of converting to a new custodian, transfer agent or other service provider.
2.	This Agreement, after the Initial Period shall continue in effect for successive 12-month periods and may be terminated by (i) the Manager or (ii) the Company or (iii) the Company and the Master Fund, in each case upon thirty (30) days’ prior written notice to the other party/parties. Upon the termination of any of the Investment Management Agreements, this Expense Limitation Agreement shall automatically terminate with respect to the Master Fund and the Company.
3.	Any question of interpretation of any term or provision of this Expense Limitation Agreement having a counterpart in, or otherwise derived from, a term or provision of the Investment Company Act of 1940, as amended (the “1940 Act”), shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission (“SEC”) issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Expense Limitation Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Otherwise the provisions of this Expense Limitation Agreement shall be interpreted in accordance with the laws of Maryland.

     IN WITNESS WHEREOF, the parties hereto have caused this Expense Limitation Agreement to be executed in duplicate by their respective officers as of the day and year first above written.

MERCANTILE ABSOLUTE RETURN FUND LLC
/s/ Kevin A. McCreadie
By: Kevin A. McCreadie
Title:	President

MERCANTILE ABSOLUTE RETURN MASTER FUND LLC
/s/ Kevin A. McCreadie
By: Kevin A. McCreadie
Title:	President

MERCANTILE CAPITAL ADVISORS, INC.
/s/ David L. Meyer
By: David L. Meyer
Title:	Senior Vice President

Exhibit A

Ordinary Annual Operating Expenses
(as a percentage of Company’s average
Company	daily net assets)
Mercantile Absolute Return Fund LLC	1.74%